Exhibit 3.1(a)

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•                  First:  The name of the Corporation is EVOLVING SYSTEMS HOLDINGS, INC.

•                  Second:  Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801.  The registered agent in charge thereof is The Corporation Trust Company.

•                  Third:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                  Fourth:  The amount of the total stock of this corporation is authorized to issue is One thousand five hundred shares (1,500) (number of authorized shares) with a par value of $0.001 per share.

•                  Fifth:  The name and mailing address of the incorporator are as follows:

Name:  Anita T. Moseley

Mailing Address: c/o Evolving Systems, Inc.

9777 Pyramid Ct., Suite 100

Englewood, CO  80112

•                  I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 10th day of October, 2005.

By:	/s/ Anita T. Moseley
Name: Anita T. Moseley